Exhibit 99.6

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2017	2017	2016	2017	2016

Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders and EPS data

GAAP net income attributable to Photronics, Inc. shareholders	$4,001	$1,797	$8,088	$7,745	$40,944
Income tax benefit (a)	-	-	-	-	(3,004)
Gain on sale of investment, net of tax (b)	-	-	-	-	(8,753)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$4,001	$1,797	$8,088	$7,745	$29,187

Weighted average number of diluted shares outstanding

GAAP	69,380	69,385	74,317	69,311	76,990

Non-GAAP	69,380	69,385	74,317	69,311	76,990

Net income per diluted share

GAAP	$0.06	$0.03	$0.12	$0.11	$0.56

Non-GAAP	$0.06	$0.03	$0.12	$0.11	$0.41

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

GAAP Net Income (c)	$4,799	$1,484	$11,453	$10,793	$49,106
Interest expense	550	550	612	1,658	2,750
Income tax expense	333	431	4,762	2,814	6,136
Depreciation and amortization	21,840	21,345	19,572	64,081	60,102
Other items (d)	984	921	975	2,842	2,848

Non-GAAP EBITDA	$28,506	$24,731	$37,374	$82,188	$120,942

Notes:
(a)	Represents tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan
(b)	Represents gain on sale of investment in a foreign entity
(c)	Includes net income attributable to noncontrolling interests, and in 2016 includes gain on sale of investment in a foreign entity
(d)	Consists of stock compensation expense